Exhibit 10.1

IN THE COURT OF COMMON PLEAS

OF DELAWARE COUNTY, PENNSYLVANIA

KEVIN EPOCH and SANJAY ISRANI,	)	Case No. 10-13223
Individually and On Behalf of All Others	)
Similarly Situated,	)	CLASS ACTION
)
Plaintiffs,	)
)
v.	)
)
PENN VIRGINIA GP HOLDINGS, L.P.,	)
PVG GP, LLC, WILLIAM H. SHEA, JR.,	)
A. JAMES DEARLOVE, ROBERT HALL,	)
JOHN VAN RODEN, JONATHAN	)
WELLER, PENN VIRGINIA RESOURCE	)
PARTNERS, L.P., PENN VIRGINIA	)
RESOURCES GP, LLC and PVR	)
RADNOR, LLC,	)
)
Defendants.

ANITA SCHEIFELE, Individually and on	)	Civil Action — LAW
Behalf of all others similarly situated	)	Case No. 10-013368
)
Plaintiff,	)
)
v.	)
)
WILLIAM SHEA, A. JAMES DEARLOVE,	)
ROBERT HALL, JOHN VAN RODEN,	)
JONATHAN WELLER, PENN VIRGINIA	)
GP HOLDINGS, L.P., PVG GP, LLC,	)
PENN VIRGINIA RESOURCE	)
PARTNERS, L.P., PENN VIRGINIA	)
RESOURCE GP, LLC, and	)
PVR RADNOR, LLC	)
)
Defendants.	)

MEMORANDUM OF UNDERSTANDING

WHEREAS, there are putative class action lawsuits currently pending in the Court of Common Pleas of Delaware County, Pennsylvania (the “Court”), styled Epoch v. Penn Virginia GP Holdings, L.P., et al., No. 10-13223, and Scheifele v. Shea, No. 10-13368 (the “Actions”),

MEMORANDUM OF UNDERSTANDING

brought on behalf of the public unitholders of Penn Virginia GP Holdings, L.P. (“PVG” or the “Company”) and named as defendants PVG, its general partner PVG GP, LLC (“PVG GP”), Penn Virginia Resource Partners (“PVG”), L.P., Penn Virginia Resources GP, LLC, PVR Radnor LLC and PVG GP’s Board of Directors (the “Board” or the “Individual Defendants”) consisting of William H. Shea, Jr., A. James Dearlove, Robert Hall, John C. van Roden, Jr., and Jonathan B. Weller (collectively the “Defendants”);

WHEREAS, the Actions challenge the merger of PVG and PVR pursuant to which PVR will acquire PVG in exchange for 0.98 partnership units of PVR for each PVG limited partnership unit, which merger was first announced on September 21, 2010 (the “Merger”);

WHEREAS, although Defendants deny the allegations asserted in the complaints in the Actions, counsel for the Defendants and plaintiffs’ counsel in the Actions (“Plaintiffs’ Counsel”) have engaged in arms’-length negotiations concerning a possible settlement of the Actions;

WHEREAS, Defendants agreed to provide certain discovery and made certain documents available to counsel for Plaintiffs in order for them to evaluate the allegations and claims made in the Actions;

WHEREAS, counsel for all parties to the Actions have reached an agreement in principle, set forth in this Memorandum, providing for the settlement of the Actions between and among Plaintiffs, on behalf of themselves and the putative Class (as defined below), and Defendants, on the terms and subject to the conditions set forth below subject to the approval of the Court (the “Settlement”);

WHEREAS, Defendants have consented to the conditional certification of the Actions as a class action pursuant to Pennsylvania Rules of Civil Procedure 1710-1711 for settlement purposes only, as defined in ¶5(b) hereinafter;

WHEREAS, Plaintiffs’ Counsel has determined that a settlement of the Actions on the terms reflected in this Memorandum is fair, reasonable, adequate, and in the best interests of Plaintiffs and the putative Class;

MEMORANDUM OF UNDERSTANDING

WHEREAS, Defendants, solely to avoid the costs, disruption and distraction of further litigation, and without admitting the validity of any allegations made in the Actions, or any liability with respect thereto, have concluded that it is desirable that the claims against them be settled and dismissed on the terms reflected in this Memorandum; and

WHEREAS, Defendants maintain that they have not committed any breach of fiduciary duty, any breach of any applicable agreement, any disclosure violation or any other breach or violation whatsoever, including, but not limited to, in connection with the authorization and/or consummation of the Merger and each agreement related thereto, or in connection with any disclosures regarding the Merger or related agreement, including but not limited to the Joint Proxy Statement and Prospectus dated December 23, 2010 (the “Joint Proxy Statement”);

NOW, THEREFORE, as a result of the foregoing and the negotiations among counsel for the parties, the parties to the Action have agreed as follows:

1. In consideration for the Settlement and dismissal with prejudice of the Actions and the releases provided herein, PVG and PVR will supplement their Joint Proxy Statement with the disclosures recommended by Plaintiffs and as set forth on Exhibit A hereto (the “Supplemental Disclosures”).

2. Defendants will provide Plaintiffs’ Counsel with confirmatory discovery as set forth in Paragraph 7 and as may be reasonably requested to confirm the fairness and adequacy of the Settlement and the disclosures relating to the Merger (the “Settlement-Related Proceedings”).

3. The parties to the Action will attempt in good faith and use their best efforts to agree upon, execute and present to the Court within forty-five (45) days a formal stipulation of settlement (“Stipulation”) and such other documents as may be necessary and appropriate to obtain the final approval by the Court of the Settlement and the dismissal with prejudice of the Actions in the manner contemplated herein and by the Stipulation.

MEMORANDUM OF UNDERSTANDING

4. Pending the negotiation and execution of the Stipulation, all proceedings in the Actions, except for Settlement-Related Proceedings, shall be stayed. Other than seeking approval of the Settlement, the certification of the Settlement Class, or as permitted herein or as may be expressly required by the Court, Plaintiffs and Plaintiffs’ Counsel agree that they will not take any action or make any filings in the Actions, including, but not limited to, filing any motion or pleading of any kind seeking to enjoin, either temporarily or permanently, the Merger of PVG and PVR or the unitholder meetings to vote upon and approve the Merger. Plaintiffs shall have an extension of time to respond to Defendants Preliminary Objections or Motions to Dismiss pending the Settlement Related proceedings. The Stipulation shall provide that all proceedings in the Actions, except for Settlement Related Proceedings, shall be stayed until the Settlement Related Proceedings are concluded.

5. The Stipulation shall provide for, among other things, the following:

(a) The consolidation of the Actions pursuant to Pennsylvania Rule of Civil Procedure 213 and the consolidated Actions shall proceed under the caption of the earlier filed Action, Epoch at No. 10-13223;

(b) the conditional certification of the Actions as a class action pursuant to Pennsylvania Rules of Civil Procedure 1710-1711 on behalf of a Class consisting of all common unitholders of PVG from September 21, 2010 through and including the date of the closing of the Merger, including any and all of their respective successors in interest, predecessors, representatives, trustees, executors, administrators, heirs, assigns or transferees, immediate and remote, and any person or entity acting for or on behalf of, or claiming under, any of them, and each of them (the “Class”). Excluded from the Class are Defendants, members of the immediate family of any Defendant, any entity in which a Defendant has or had a controlling interest,

MEMORANDUM OF UNDERSTANDING

officers of PVG and the legal representatives, heirs, successors or assigns of any such excluded person, and any individual or entity excluded from the Class pursuant to Pennsylvania Rule of Civil Procedure 1711. Plaintiffs will not oppose Defendants’ request that the Court approve a non-opt-out Class for settlement purposes; provided, however, that the parties hereto agree that, if such request is denied, the Settlement will be terminable by Defendants if potential Class members owning a specified number of PVG units, to be determined and agreed upon by the parties, exclude themselves from the settlement Class;

(c) for the complete discharge, dismissal with prejudice on the merits, release and settlement, to the fullest extent permitted by law, of the Actions and all known and unknown claims of every nature and description whatsoever, whether or not concealed or hidden, against Defendants and their respective predecessors, successors-in-interest, parents, subsidiaries, partners, affiliates, representatives, agents, trustees, executors, heirs, spouses, marital communities, assigns or transferees and any person or entity acting for or on behalf of any of them and each of them, and each of their predecessors, successors-in-interest, parents, subsidiaries, affiliates, officers, directors, representatives, agents, trustees, executors, heirs, spouses, marital communities, assigns or transferees and any person or entity acting for or on behalf of any of them and each of them (including, without limitation, any investment bankers, accountants, insurers, reinsurers or attorneys and any past, present or future officers, directors and employees of any of them) (collectively, the “Released Parties”) that have been or could have been asserted by Plaintiffs or any member of the Class in their capacity as unitholders, including class, individual or other claims, in state or federal court, based upon, arising from, or related in any manner to the allegations, facts, events, transactions, acts, occurrences, statements, representations, misrepresentations, omissions or any other matter, thing or cause whatsoever, or

MEMORANDUM OF UNDERSTANDING

any series thereof, embraced, involved, referred to, set forth, arising out of, or otherwise related to, (i) any claims or allegations, made in any pleading filed in any of the Actions, (ii) any claim that the Defendants acted in bad faith in connection with the Merger; (iii) the Merger, including, but not limited to, the fiduciary or contractual obligations of any of the Defendants or Released Parties in connection with the Merger, the negotiations preceding the Merger and the agreements entered into in connection with the Merger (the “Agreements”) or the disclosure obligations of any of the Defendants or Released Parties in connection with the Merger; (iv) the Agreements; (v) the Joint Proxy Statement (including any amendments and revisions thereto) and the Supplemental Disclosures; (vi) all public statements regarding the Merger, the Agreements and/or the Joint Proxy Statement; and/or (vii) any actions omissions, or events that in any way related to approval, consideration, consummation, or disclosure obligations relating to the Merger or the Agreements (collectively, the “Settled Claims”); provided, however, that the Settled Claims shall not include the right of the plaintiffs or any members of the Class to enforce in the Court the terms of the Stipulation;

(d) that Defendants and the Released Persons release plaintiffs, members of the Class and their counsel, from all claims arising out of the instituting, prosecution, settlement or resolution of the Actions, provided however, that the Defendants and Released Persons shall retain the right to enforce in the Court the terms of the Stipulation or this Memorandum;

(e) that Defendants have denied, and continue to deny, that any of them have committed or have threatened to commit any violations of law or breaches of duty to the plaintiffs, the Class or anyone else;

(f) that Defendants are entering into the Settlement solely because it will eliminate the uncertainty, distraction, burden and expense of further litigation;

MEMORANDUM OF UNDERSTANDING

(g) that in the event the Settlement does not become final for any reason, Defendants reserve the right to prosecute pending motions in the Actions and to oppose certification of any class in future proceedings; and

(h) that subject to the Order of the Court, pending final determination of whether the Settlement should be approved, plaintiffs and all members of the Class, and any of them, are barred and enjoined from commencing, prosecuting, instigating or in any way participating in the commencement or prosecution of any action asserting any Settled Claims, either directly, representatively, derivatively or in any other capacity, against any Released Person.

6. The Settlement is expressly conditioned upon: (a) PVG and PVR obtaining the requisite approval of their respective common unitholders as contemplated in the Merger Agreement; (b) the consummation of the Merger; (c) the drafting and execution of the Settlement Documents, which the parties agree to undertake in good faith; (d) the conclusion by Plaintiffs and their Counsel after completion of appropriate confirmatory discovery in the Actions reasonably satisfactory to Plaintiffs’ Counsel (as described in Paragraph 7 below) that the proposed Settlement is fair and reasonable; (e) the final certification of the Settlement Class; (f) entry of a judgment by the Court approving all material terms of the Settlement as set forth in the Stipulation; (g) entry of an order of dismissal with prejudice of the Actions that has become final and no longer subject to further appeal or review by lapse of time or otherwise and without awarding costs to any party except pursuant to Paragraph 15; and (h) none of the material terms of the Settlement as set forth in the Stipulation being modified pursuant to any appeal or review. This MOU shall be voidable, at the discretion of Defendants, if the vote of either PVG or PVR’s unitholders is enjoined on the basis of any disclosure-based claims or any other claims, in any

MEMORANDUM OF UNDERSTANDING

lawsuit. This MOU shall be null and void and of no force and effect if (i) any of these conditions are not met, (ii) the Merger is not completed for any reason, or (iii) Plaintiffs’ Counsel in the Actions determine, following completion of confirmatory discovery, that the Settlement is not fair and reasonable. If such determination is made, Plaintiffs’ Counsel may use any of the confirmatory discovery to pursue any appropriate legal proceedings. In such event, this MOU shall not be deemed to prejudice in any way the positions of the parties with respect to the Actions, or to constitute an admission of fact by any party, and shall not entitle any party to recover any costs or expenses incurred in connection with the implementation of this MOU.

7. The parties shall have 45 days following the execution of this MOU to complete confirmatory discovery. It is understood that, absent good cause, such confirmatory discovery shall be as follows: (i) the depositions of a member of the conflicts committee of PVG GP and a representative of Credit Suisse knowledgeable about the work performed for the conflicts committee by Credit Suisse and (ii) the production of certain agreed-upon documents in addition to those already provided by Defendants. Plaintiffs acknowledge that Defendants have already provided Plaintiffs with relevant non-privileged documents which are to be considered part of the confirmatory discovery. Plaintiffs agree in good faith in determining what, if any, additional documents are necessary to conduct confirmatory discovery, and Defendants agree to consider any such request in good faith. Also, the parties shall seek the entry of a confidentiality order by the Court in the Actions, which, among other terms, provides that the information previously provided to plaintiffs’ counsel and pursuant to the confirmatory discovery shall only be used in connection with the settlement approval process, that such discovery shall not be disseminated except to any third-party consultant who counsel reasonably believes needs to review such information and who first agrees to be bound by the confidentiality order, and requires that such

MEMORANDUM OF UNDERSTANDING

discovery be returned or destroyed within 30 days of the date the Settlement, if approved, becomes final and non-appealable.

8. The releases contemplated by the Settlement extend to claims that Defendants and Plaintiffs for themselves and on behalf of the Class do not know or suspect to exist at the time of the release, which if known, might have affected the decision to enter into the release or to object or not object to the Settlement (the “Unknown Claims”). Plaintiffs, Defendants and each member of the Settlement Class shall be deemed to waive, and shall waive and relinquish to the fullest extent permitted by law any and all provisions, rights and benefits conferred by any law of the United States or any state or territory of the United States, or principle of common law, which governs or limits a person’s release of Unknown Claims; further (i) the plaintiffs, for themselves and on behalf of the Settlement Class and defendants shall be deemed to waive, and shall waive and relinquish, to the fullest extent permitted by law, the provisions, rights and benefits of Section 1542 of the California Civil Code which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OR EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR (ii) Plaintiffs, for themselves and on behalf of the Settlement Class and Defendants also shall be deemed to waive any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to California Civil Code § 1542; and (iii) Plaintiffs, for themselves and on behalf of the Settlement Class acknowledge that members of the Settlement Class may discover facts in addition to or different from those that they now know or believe to be

MEMORANDUM OF UNDERSTANDING

true with respect to the subject matter of this release, but that it is their intention, as Plaintiffs and on behalf of the Settlement Class to fully, finally and forever settle and release any and all claims released hereby known or unknown, suspected or unsuspected, which now exist, or heretofore existed, or may hereafter exist, and without regard to the subsequent discovery or existence of such additional or different facts. Plaintiffs and Defendants acknowledge, and the members of the Settlement Class shall be deemed by operation of the entry of a final order and judgment approving the Settlement to have acknowledged, that the foregoing waiver was separately bargained for and is a key element of the Settlement of which this release is a part.

9. If any action is filed in state or federal court asserting claims that are related to the subject matter of the Actions prior to final court approval of the proposed Settlement, plaintiffs shall cooperate with the defendants in obtaining the dismissal or withdrawal of such related litigation, including where appropriate joining in any motion to dismiss such litigation.

10. This Memorandum will be executed by counsel for the parties to the Actions, each of whom represents and warrants that they have the authority from their client(s) to enter into this Memorandum and bind their clients thereto, that plaintiffs are the only holders and owners of their claims and causes of action asserted in the Actions, and that none of plaintiffs’ claims or causes of action referred to in any complaint in the Actions or this Memorandum have been assigned, encumbered or in any manner transferred in whole or in part.

11. This Memorandum, the Stipulation and the Settlement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to Pennsylvania’s principles governing choice of law. The parties agree that any dispute arising out of or relating in any way to this Memorandum, the Stipulation or the Settlement shall not be

MEMORANDUM OF UNDERSTANDING

litigated or otherwise pursued in any forum or venue other than this Court, and the parties expressly waive any right to demand a jury trial as to any such dispute.

12. This Memorandum may be modified or amended only by a writing, signed by all of the signatories hereto, that refers specifically to this Memorandum.

13. The provisions contained in this Memorandum shall not be deemed a presumption, concession or admission by any Defendant of any fault, liability or wrongdoing as to any facts or claims that have been or might be alleged or asserted in the Actions, or any other action or proceeding that has been, will be, or could be brought, and shall not be interpreted, construed, deemed, invoked, offered, or received in evidence or otherwise used by any person in the Actions, or in any other action or proceeding, whether civil, criminal or administrative, for any purpose other than as provided expressly herein.

14. This Memorandum shall be binding upon and inure to the benefit of the parties and their respective agents, executors, heirs, successors and assigns.

15. Following the negotiation of all other terms of the Settlement set forth herein, the parties began arms-length negotiations concerning the amount of attorneys’ fees, costs, and expenses to be paid to Plaintiffs’ Counsel, subject to the approval of the Court. Plaintiffs agree to seek an award of attorneys fees, costs, and expenses in an amount not to exceed $400,000. PVG, on behalf of itself and for the benefit of the other Defendants in the Actions, agrees to pay such fees, costs and expenses as may be awarded by this Court up to the foregoing amount, subject to the terms and conditions of this Memorandum, the terms and conditions of the Stipulation contemplated hereby and final approval of the Settlement by the Court. Any failure by the Court to approve the amount of such fees shall not affect the validity of the Settlement. PVG or its successor or insurer shall pay the fees and expenses award to plaintiffs’ counsel in the

MEMORANDUM OF UNDERSTANDING

Action within ten (10) business days of the date on which the Court’s order approving the settlement and dismissing the Actions with prejudice becomes final. In the event that such order is reversed or modified on appeal, Plaintiffs’ Counsel shall refund to Defendants the advanced amount and all interest accrued or accumulated thereon. Except as provided herein, the Released Persons shall bear no other expenses, costs, damages, or fees alleged or incurred by the named plaintiff, by any member of the Class, or by any of their attorneys, experts, advisors, agents or representatives.

16. The Parties will present the Settlement to the Court for hearing and approval as soon as practicable following appropriate notice to the Class. Defendants shall be responsible for providing notice of the Settlement to the members of the Class. Defendants shall pay all costs and expenses incurred in providing notice of the Settlement to the members of the Class, with the understanding that notice shall be effected by mail unless otherwise provided by law.

17. The “Effective Date” of the settlement of the Actions shall be the date on which the Order of the Court approving the settlement of the Actions becomes final and no longer subject to further appeal or review, whether by exhaustion of any possible appeal, writ of certiorari, lapse of time or otherwise.

18. This Memorandum may be executed in any number of actual or telecopied counterparts and by each of the different parties on several counterparts, each of which when so executed and delivered will be an original. The executed signature page(s) from each actual or telecopied counterpart may be joined together and attached and will constitute one and the same instrument.

MEMORANDUM OF UNDERSTANDING

IN WITNESS WHEREOF, the parties have executed this Memorandum effective as of the date set forth below.

Dated: February 1, 2011

OF COUNSEL:	RYAN & MANISKAS, LLP

ROBBINS GELLER RUDMAN & DOWD
LLP
Darren J. Robbins	By	/s/ Richard A. Maniskas
Randall J. Baron		Katharine M. Ryan (PA Bar I.D. 42184)
A. Rick Atwood, Jr.		Richard A. Maniskas (PA Bar I.D. 85942)
David T. Wissbroecker		995 Old Eagle School Road, Suite 311
David A. Knotts		Wayne, PA 19087
Eun Jin Lee		(484) 588-5516
655 West Broadway, Suite 1900
San Diego, CA 92101		Attorneys for Plaintiff
(619) 231-1058		Kevin Epoch, Individually and on
Behalf of All Others Similarly Situated
THE BRISCOE LAW FIRM, PLLC
Willie C. Briscoe
8117 Preston Road, Suite 300
Dallas, TX 75225
(214) 706-9314

POWERS TAYLOR LLP
Patrick W. Powers
Campbell Centre II
8150 North Central Expressway, Suite 1575
Dallas, TX 75206

WOLF HALDENSTEIN ADLER
FREEMAN & HERZ, LLP
Gregory M. Nespole
270 Madison Avenue
New York, NY 10016
(212) 545-4600

MEMORANDUM OF UNDERSTANDING

OF COUNSEL:	PRIBANIC & PRIBANIC

LEVI & KORSINSKY LLP
Joseph Levi
30 Broad Street, 15th Floor	By	/s/ Vincent A. Coppola
New York, NY 10004		Vincent A. Coppola (PA Bar I.D. 50181)
(212) 363-7500		513 Court Place
Pittsburgh, PA 15219
(412) 281-8844

Attorneys for Plaintiff
Anita Scheifele

OF COUNSEL:	DiORIO & SERENI, LLP

PRICKETT, JONES & ELLIOTT, P.A.
James L. Holzman (DE Bar I.D. 663)
1310 King Street, Box 1328	By	/s/ Mark A. Sereni
Wilmington, DE 19899		Mark A. Sereni (PA Bar I.D. 50090)
(302) 888-6500		Front & Plum Streets
Media, PA 19063
(610) 565-5700

Attorneys for Defendants
Penn Virginia GP Holdings, L.P.,
PVG GP, LLC,
A. James Dearlove, Robert J. Hall,
John C. Van Roden, Jr.,
Jonathan B. Weller

OF COUNSEL:	ECKELL, SPARKS, LEVY, AUERBACH,
MONTE, SLOANE, MATTHEWS &
RICHARDS, LAYTON & FINGER, P.A.	AUSLANDER, P.C.
Srinivas M. Raju (DE Bar I.D. 3313)
One Rodney Square
920 N. King Street	By	/s/ Patrick T. Henigan
Wilmington, DE 19801		Patrick T. Henigan (PA Bar I.D. 49448)
(302) 651-7700		344 W. Front Street
Media, PA 19063
(610) 565-3700

Attorneys for Penn Virginia Resource
Partners, L.P., Penn Virginia Resources
GP, LLC, PVR Radnor, LLC

MEMORANDUM OF UNDERSTANDING

OF COUNSEL:	SWARTZ CAMPBELL LLC

PROCTOR HEYMAN LLP
Vernon R. Proctor (DE Bar I.D. 1019)
1116 North West Street	By	/s/ Andrew J. Reilly
Wilmington, DE 19801		Andrew J. Reilly (PA Bar I.D. 55076)
(302) 472-7301		115 North Jackson Street
Media, PA 19063
(610) 566-9222

Attorneys for William H. Shea, Jr.

MEMORANDUM OF UNDERSTANDING

EXHIBIT A

In connection with the proposed settlement of the litigation, the Partnership and Holdings agreed to supplement the following disclosures in the joint proxy statement/prospectus (new text is underlined, and deleted text is stricken through, other than the revised tables set forth in paragraphs 13 through 17 below):

1. The disclosure in the first full paragraph on page 12 of the joint proxy statement/prospectus under the heading “Summary—Interests of Certain Persons in the Merger” is revised as follows:

Senior management of the Partnership GP and Holdings GP prepared certain projections with respect to the Partnership’s and Holdings’ future financial and operating performance on a stand-alone basis. These projections were provided to TudorPickering and Credit Suisse for use in connection with the preparation of their opinions to the Partnership Conflicts Committee and the Holdings Conflicts Committee, respectively, and related financial advisory services. Please read “Special Factors—Certain Financial Projections Prepared by Management.”

2. The disclosure in the last paragraph on page 27 of the joint proxy statement/prospectus under the heading “Risk Factors—Risks Related to the Merger and Related Matters” is revised as follows:

Senior management of the Partnership GP and Holdings GP prepared certain projections with respect to the Partnership’s and Holdings’ future financial and operating performance on a stand-alone basis. These projections were provided to TudorPickering and Credit Suisse for use in connection with the preparation of their opinions to the Partnership Conflicts Committee and the Holdings Conflicts Committee, respectively, and related financial advisory services. Please read “Special Factors—Certain Financial Projections Prepared by Management.”

3. The disclosure in the last paragraph beginning on page 30 of the joint proxy statement/prospectus under the heading “Risk Factors—Tax Risks Related to the Merger” is revised as follows:

The U.S. federal income tax consequences of the merger depend on determinations of fact and interpretations of complex provisions of U.S. federal income tax law. The U.S. federal income tax rules are constantly under review by persons involved in the legislative process, the IRS and the U.S. Treasury Department, frequently resulting in revised interpretations of established concepts, statutory changes, revisions to Treasury Regulations and other modifications and interpretations. Any modification to the U.S. federal income tax laws or interpretations thereof may or may not be applied retroactively and could change the U.S. federal income tax treatment of the merger to Partnership unitholders and Holdings unitholders. For example, in 2010 the U.S. House of Representatives passed legislation relating to the taxation of “carried interests” that would have treated transactions, such as the merger, occurring on or after an effective date of January 1, 2011, as a taxable exchange to a unitholder of a partnership such as Holdings. The U.S. Senate considered legislation during 2010 that would have had a similar effect.

MEMORANDUM OF UNDERSTANDING

However, neither the legislation passed by the U.S. House of Representatives nor the legislation considered by the Senate regarding “carried interests” was enacted into law during 2010. The Partnership and Holdings are unable to predict whether this proposed legislation or any other proposals will ultimately be enacted, and if so, whether any such proposed legislation would be applied retroactively.

4. The disclosure in the third full paragraph on page 36 of the joint proxy statement/prospectus under the heading “Special Factors—Background of the Merger” is revised as follows:

On August 2, 2010, the Holdings Conflicts Committee with representatives of Prickett Jones and Akin Gump in attendance, met to review elements of the proposed transaction and to interview Credit Suisse for the role of financial advisor to the Holdings Conflicts Committee. Following the interview, the Holding Conflicts Committee and legal counsel discussed the presentations, experience and capabilities of the two financial advisors under consideration, and the Holdings Conflicts Committee decided to engage Credit Suisse as its financial advisor. Representatives of Credit Suisse were then invited to return to the meeting, and the Holdings Conflicts Committee, with the assistance of its legal counsel and financial advisor, then reviewed and discussed the terms of the Partnership Conflicts Committee’s proposal on behalf of the Partnership and discussed potential next steps with respect to the proposed transaction, as well as tax matters and certain pending tax legislation. The representatives of Credit Suisse then excused themselves from the meeting. Following the departure of Credit Suisse, the members of the Holdings Conflicts Committee discussed whether the Holdings Conflicts Committee should consider and analyze alternative transactions, including other forms of restructuring the Partnership’s equity capital (including eliminating only a portion of the IDRs, resetting the IDR thresholds and/or periodically waiving portions of the IDR payments), a possible sale or merger with a third party or other strategic alternatives. Among other things, they discussed (i) the fact that the Holdings Board authorized the Holdings Conflicts Committee to consider only the proposed transaction, (ii) the possibility of the Holdings Conflict Committee seeking broader authority from the Holdings Board, (iii) the fact that Penn Virginia Corporation had engaged in an unsuccessful sales process in 2009 to sell its majority interest in Holdings, and (iv) the importance of concluding the process of analyzing the proposed and/or any alternative transaction as soon as reasonably practical to avoid any adverse consequences that might result from passage of certain proposed tax legislation as well as distractions and uncertainties often associated with prolonged merger negotiations. After further discussion and deliberations, the Holdings Conflicts Committee determined that, unless circumstances changed, it would be in the best interest of Holdings and its unaffiliated unitholders for the Holdings Conflicts Committee to consider only the proposed transaction, subject to the need of the members of the Holdings Conflicts Committee to abide by their fiduciary duties in the event of a third party bid for Holdings.

5. The disclosure in the second full paragraph on page 40 of the joint proxy statement/prospectus under the heading “Special Factors—Background of the Merger” is revised as follows:

MEMORANDUM OF UNDERSTANDING

On September 2, 2010, the Holdings Conflicts Committee, with representatives of Credit Suisse, Prickett Jones and Akin Gump in attendance, met telephonically to discuss the status of negotiations. After discussions, the committee authorized the chairman of the Holdings Conflicts Committee to have another meeting with the chairman of the Partnership Conflicts Committee and authorized the chairman of the Holdings Conflicts Committee to negotiate further and reach a compromise (if possible), which could not be below a 0.98 exchange ratio. Prior to authorizing its negotiating approach, the Holdings Conflicts Committee considered alternative negotiating strategies (including potential counteroffers from the Partnership Conflicts Committee) and discussed with representatives of Credit Suisse an implied exchange ratio analysis and various other metrics with respect to a 0.98 exchange ratio and that a 0.98 exchange ratio constituted the midpoint between the pending Partnership Conflicts Committee proposal of 0.96 exchange ratio and the Holdings Conflicts Committee most recent counteroffer for a 1.0 exchange ratio.

6. The disclosure in the last paragraph beginning on page 54 of the joint proxy statement/prospectus under the heading “Special Factors—Certain Financial Projections Prepared by Management” is revised as follows:

In connection with the proposed merger, management of the Partnership GP and Holdings GP prepared projections for the Partnership and Holdings on a stand-alone basis. Management initially prepared these projections, which we refer to as the “initial projections,” based on existing operations and specifically identified growth capital expenditures. Management subsequently revised its projections to, among other things, reflect incremental EBITDA from identified growth capital expenditures in 2013 and 2014, maintenance capital and reserve replacement expenditure projections and to include certain adjustments for phantom equity units. The initial projections, as revised, which we refer to as the “revised projections,” were approved by management for use by TudorPickering and Credit Suisse in connection with the preparation of their opinions to the Partnership Conflicts Committee and the Holdings Conflicts Committee, respectively. The revised projections were discussed by Credit Suisse with the Holdings Conflicts Committee and by TudorPickering with the Partnership Conflicts Committee. There have been no material changes in the Partnership’s or Holding’s operations or performance or in any of the projections or assumptions upon which they are based since the delivery of the opinions of Credit Suisse on September 20, 2010, and TudorPickering on September 21, 2010, and no such material changes are currently anticipated to occur before the special meetings of Holdings or the Partnership. The summary of the revised projections set forth below is included in this joint proxy statement/prospectus only because the revised projections were approved by management for use by the respective conflicts committees’ financial advisors and reviewed with the Partnership Conflicts Committee and the Holdings Conflicts Committee in connection with the merger.

MEMORANDUM OF UNDERSTANDING

7. The disclosure in the last paragraph beginning on page 55 of the joint proxy statement/prospectus under the heading “Special Factors—Certain Financial Projections Prepared by Management” is revised as follows:

The internal financial forecasts of the Partnership and Holdings upon which the projections are based are, in general, prepared solely for internal use to assist in various management decisions, including with respect to capital budgeting. Such internal financial forecasts are inherently subjective in nature, susceptible to interpretation and accordingly such forecasts may not be achieved. The internal financial forecasts also reflect numerous assumptions made by management, including material assumptions that may not be realized and are subject to significant uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of the preparing party. Accordingly, there can be no assurance that the assumptions made in preparing the internal financial forecasts upon which the projections are based will prove accurate. There will be differences between actual and forecasted results, and the differences may be material. The risk that these uncertainties and contingencies could cause the assumptions to fail to be reflective of actual results is further increased due to the length of time in the future over which these assumptions apply. The assumptions in early periods have a compounding effect on the projections shown for the later periods. Thus, any failure of an assumption to be reflective of actual results in an early period would have a greater effect on the projected results failing to be reflective of actual events in later periods. You should consider the risks identified in the Partnership’s and Holdings’ most recent Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, which are incorporated by reference into this joint proxy statement/prospectus, and the matters discussed elsewhere in this joint proxy statement/prospectus under “Forward-Looking Statements.”

8. The disclosure in the first full paragraph on page 56 of the joint proxy statement/prospectus under the heading “Special Factors—Certain Financial Projections Prepared by Management” is revised as follows:

In developing the projections, management of the Partnership GP and Holdings GP made numerous material assumptions with respect to the Partnership and Holdings, including:

•	organic growth and acquisition opportunities and the amounts and timing of related costs and potential economic returns;

•	the availability and cost of capital;

•

the cash flow from existing assets and business activities, including assumptions related to royalty coal tonnage in the Partnership’s coal and natural resources management segment and throughput volumes in the Partnership’s midstream segment;

•	the commodity prices of natural gas, crude oil and composite NGLs, and the impact they have on the Partnership’s commodity related activities in its midstream segment; and

•	other general business, market and financial assumptions.

MEMORANDUM OF UNDERSTANDING

9. The disclosure in the third full paragraph on page 56 of the joint proxy statement/prospectus under the heading “Special Factors—Certain Financial Projections Prepared by Management” is revised as follows:

Among other financial information, management of the Partnership GP and Holdings GP prepared management projections of distributable cash flow of the Partnership, distributions to Holdings, and distributed cash flow of Holdings. The revised projections for the Partnership and Holdings were prepared based on the assumption that the Partnership would invest approximately $325 million on identified growth capital expenditures from 2010 through 2014. In addition, the revised projections were based on assumed annual maintenance capital expenditures by the Partnership in 2011 through 2014 in the range of $14 to $15 million and also assumed $24 million in annual reserve replacement capital by the Partnership in 2011 through 2014. The reduction in distributable cash flow due to the assumption of such annual reserve replacement capital has been offset by a reduction in management’s targeted cash distribution coverage ratio from approximately 1.20x to 1.05x.

10. The disclosure in the fourth full paragraph on page 56 of the joint proxy statement/prospectus under the heading “Special Factors—Certain Financial Projections Prepared by Management” is revised as follows:

The initial projections were initially provided to the Partnership Conflicts Committee in July 2010 and to the Holdings Conflicts Committee in August 2010. The revised projections were provided to both conflicts committees’ financial advisors in September 2010. The revised projections were based on management assumptions as of the dates of their preparation and have not been updated since that time. Distributable cash flow of the Partnership, distributions to Holdings, and distributed cash flow of Holdings as set forth in the table below may not be indicative of distributable cash flow, distributions or distributed cash flow generated in the future.

11. The disclosure in the table on page 56 of the joint proxy statement/prospectus under the heading “Special Factors—Certain Financial Projections Prepared by Management” is revised as follows:

Revised Projections (1)

MEMORANDUM OF UNDERSTANDING

	2011E	2012E	2013E	2014E
	($ in millions, except per unit amounts)
Partnership Distributable Cash Flow	$146	$155	$161	$160
Partnership Distributable Cash Flow per Partnership Common Unit	$2.08	$2.17	$2.23	$2.22
Distributions to Holdings on GP/IDR Interests	$34	$38	$40	$40

Distributions to Holdings on Partnership Common Units	$40	$41	$42	$42

Total Distributions Received by Holdings	$73	$79	$82	$82

Holdings Distributed Cash Flow	$71	$77	$80	$80

Distributed Cash Flow per Holdings Common Unit	$1.81	$1.97	$2.04	$2.04

(1)	Projections of distributable cash flow of the Partnership, distributions to Holdings, and distributed cash flow of Holdings are after assumed reserve replacement capital, as well as assumed annual maintenance capital expenditures, for each of the projection periods presented, but they do not include the projected unidentified acquisitions.

12. The disclosure in the first full paragraph on page 57 of the joint proxy statement/prospectus under the heading “Special Factors—Certain Financial Projections Prepared by Management” is revised as follows:

In order to show the potential impact on the revised projections of the projected unidentified acquisitions, we have included below additional projections prepared by management after approval of the merger agreement by the parties that adjusts the revised projections set forth above respecting distributable cash flow of the Partnership to reflect the inclusion of the projected unidentified acquisitions. The preparation of the additional projections set forth below requires various other assumptions in addition to assuming an average of $100 million annually in unidentified acquisitions through 2014 at purchase prices reflecting an 8.5x EBITDA multiple, financed with approximately equal amounts of debt and equity. The summary of the distributable cash flow of the Partnership below may not be indicative of its distributable cash flow in the future.

13. The disclosure in the last full paragraph on page 70 of the joint proxy statement/prospectus under the heading “Special Factors—Opinion of Credit Suisse Securities (USA) LLC—Financial Advisor to the Holdings Conflicts Committee—Selected Companies Analysis—the Partnership” is revised as follows:

With respect to selected companies analysis for the Partnership, the selected coal company master limited partnerships with publicly traded equity securities and associated financial data reviewed were:

MEMORANDUM OF UNDERSTANDING

	LP Distributed Yield (%)
	Current	2010E	2011E
Alliance Resource Partners, L.P.	5.4%	5.5%	6.1%

Natural Resource Partners L.P.	8.0%	8.0%	8.3%

Oxford Resource Partners, LP	9.2%	9.2%	NA

14. The disclosure in the second full paragraph on page 71 of the joint proxy statement/prospectus under the heading “Special Factors—Opinion of Credit Suisse Securities (USA) LLC—Financial Advisor to the Holdings Conflicts Committee—Selected Companies Analysis—the Partnership” is revised as follows:

With respect to selected companies analysis for the Partnership, the selected midstream company master limited partnerships with publicly traded equity securities and associated financial data reviewed were:

	LP Distributed Yield (%)
	Current	2010E	2011E
Regency Energy Partners LP	7.4%	7.4%	7.7%

MarkWest Energy Partners, L.P.	7.5%	7.5%	7.8%

Targa Resources Partners LP	7.7%	7.8%	8.3%

Copano Energy, L.L.C.	9.0%	9.0%	9.0%

DCP Midstream Partners, LP	7.4%	7.4%	7.8%

Western Gas Partners, LP	5.5%	5.5%	6.2%

Atlas Pipeline Partners, L.P.	NM (1)	NM	NM

Crosstex Energy, L.P.	NM	NM	NM

Quicksilver Gas Services LP	6.9%	6.8%	7.5%

(1)	NM means “not meaningful”

15. The disclosure in the second full paragraph on page 72 of the joint proxy statement/prospectus under the heading “Special Factors—Opinion of Credit Suisse Securities (USA) LLC—Financial Advisor to the Holdings Conflicts Committee—Selected Companies Analysis—Holdings” is revised as follows:

With respect to selected companies analysis for Holdings, the selected limited partnerships with publicly traded equity securities and associated financial data reviewed were:

MEMORANDUM OF UNDERSTANDING

	Implied GP only Enterprise Value as a multiple of GP only Distributed Cash Flow(1)				Current yield spread to MLP (bps)
	Current		2010E	2011E	Total	GP Only
Energy Transfer Equity, L.P.	17.4x		17.4x	16.5x	155	246

Alliance Holdings GP, L.P.	22.9		22.7	18.7	72	109

NuStar GP Holdings, LLC	20.4		20.0	18.9	136	227

Crosstex Energy, Inc.	NM	(2)	NM	NM	NM	NM

Atlas Pipeline Holdings, L.P.	NM		NM	NM	NM	NM

Holdings at closing price on 9/17/10	15.5		15.5	11.9	56	127

Holdings at proposed exchange ratio	19.0		19.0	14.5	117	240

(1)	Implied value of GP interest (enterprise value less market value of LP units) divided by GP only cash flow net of assumed G&A.
(2)	NM means “not meaningful”

16. The disclosure in the third full paragraph on page 72 of the joint proxy statement/prospectus under the heading “Special Factors—Opinion of Credit Suisse Securities (USA) LLC—Financial Advisor to the Holdings Conflicts Committee—Selected Companies Analysis—Holdings” is revised as follows:

The selected companies analysis for Holdings did not include Enterprise GP Holdings, L.P., Inergy Holdings, L.P. or Buckeye GP Holdings L.P. because those partnerships were participants in recently announced transactions considered in the selected transactions identified below. The selected companies analysis for Holdings indicated the following high, low, mean and median multiples for the selected limited partnerships with publicly traded equity securities and for Holdings, as well as the following current yield to master limited partnership (total and general partner only):

Multiple Description	High	Low	Mean	Median	Implied Multiples for Holdings Based on Closing Price on 9/17/10	Implied Multiples for Holdings Based on Proposed Exchange Ratio
Implied GP only Enterprise Value as a multiple of GP only Distributed Cash Flow
Current	22.9x	17.4x	20.2x	20.4x	15.5x	19.0x
2010E	22.7x	17.4x	20.0x	20.0x	15.5x	19.0x
2011E	18.9x	16.5x	18.0x	18.7x	11.9x	14.5x
Current yield spread to Master Limited Partnership (bps)
Total	155	72	121	136	56	117

GP only	246	109	194	227	127	240

MEMORANDUM OF UNDERSTANDING

17. The disclosure in the first full paragraph on page 74 of the joint proxy statement/prospectus under the heading “Special Factors—Opinion of Credit Suisse Securities (USA) LLC—Financial Advisor to the Holdings Conflicts Committee—Selected Transactions Analysis” is replaced as follows:

The selected transactions analysis indicated the following:

	GP IDR Tiers and Cash Flows			Implied GP only multiple(1)		Current yield spread to MLP (bps)
Selected Transactions:	Current IDR tier	Highest IDR tier	Current cash flow to GP	Current	FY+1	Total	GP only
Enterprise Products Partners, L.P./ Enterprise GP Holdings L.P.	25%	25%	15%	27.0x	23.0x	210	264

Inergy, L.P./ Inergy Holdings, L.P.	49%	49%	28%	26.8	22.0	243	271

Crestwood Midstream Partners II, LLC/ Quicksilver Gas Services GP LLC	15%	50%	6%	96.8	77.9	332	685

Buckeye Partners, L.P./ Buckeye GP Holdings L.P.	30%	30%	21%	23.8	23.3	234	235

Energy Transfer Equity, L.P./ Regency Energy Partners LP	25%	50%	4%	47.6	44.6	623	623

Magellan Midstream Partners, L.P./ Magellan Midstream Holdings, L.P.	50%	50%	33%	12.8	12.1	197	197

MarkWest Energy Partners, L.P./ MarkWest Hydrocarbon, Inc.	50%	50%	26%	19.5	14.4	115	NM	(2)

Enterprise GP Holdings L.P./ TEPPCO Partners, L.P.	25%	25%	16%	18.1	17.6	42	52

ArcLight Capital Partners, LLC/Kelso & Company/Lehman Brothers Holdings Inc./ Buckeye GP Holdings L.P. (61.9% interest)	30%	30%	19%	24.6	19.4	232	233

MEMORANDUM OF UNDERSTANDING

Energy Transfer Equity, L.P./ Energy Transfer Partners, L.P. (50% interest)	50%	50%	34%	23.7	17.6	192	192

Plains All American Pipeline, L.P./ Pacific Energy Partners, L.P.	15%	50%	3%	NM	NM	323	623

EPCO, Inc./ TEPPCO Partners, L.P.	50%	50%	29%	16.3	15.7	17	17

EPCO, Inc./ Enterprise Products Partners L.P.	25%	50%	10%	13.1	10.6	NM	NM

Valero L.P./ Kaneb Services LLC	30%	30%	10%	32.8	29.2	217	422

Lehman Brothers/ Pacific Energy Partners, L.P.	2%	50%	2%	32.5	31.4	63	406

ONEOK, Inc./ Northern Border Partners, L.P. (82.5% interest)	25%	50%	7%	16.8	16.8	164	187

Carlyle/Riverstone Global Energy and Power Fund II, L.P./ Buckeye Partners, L.P.	30%	30%	16%	16.2	16.8	4	5

Mean	31%	42%	16%	28.0x	24.5x	200	294

Median	30%	50%	16%	23.8	18.5	203	235

High	50%	50%	34%	96.8	77.9	623	685

Low	2%	25%	2%	12.8	10.6	4	5

Implied Multiples for Holdings Based on Proposed Exchange Ratio	50%	50%	21%	19.0x	14.5x	117	240

(1)	Equal to transaction value less market value of LP units owned by the GP divided by the GP only distribution.
(2)	NM means “not meaningful”

MEMORANDUM OF UNDERSTANDING